Exhibit T3H

The following diagram indicates the relationship of the Applicants to each of their respective affiliates as of the date of this Application. Connecting lines indicate 100% ownership of voting securities, unless otherwise stated.

Bain Capital/THL/ Co-Investors
Public Shareholders
Directors and Executive Officers
68%
9%
23%
iHeartMedia, Inc.
(Delaware)
iHeartMedia Capital II, LLC
(Delaware)
iHeartMedia Capital I, LLC
(Delaware)
iHeartCommunications, Inc.
(Texas)
Other Subsidiaries
(including the Guarantors)
Clear Channel Holdings, Inc.
(Nevada)
89.5%
Public Shareholders
Other Subsidiaries
(Including the Guarantors)
Clear Channel Outdoor Holdings, Inc.
(Delaware)
Subsidiaries

The following diagram indicates the expected relationship of the Applicants to each of their respective affiliates as of the Effective Date. It is anticipated that on the Effective Date the business of Clear Channel Outdoor Holdings, Inc. will be separated from iHeartMedia, Inc. All of the entities appearing below are expected to exist as of the Effective Date. Connecting lines indicate 100% ownership of voting securities, unless otherwise stated.

Bain Capital/THL/Co-Investors(1)
Public Shareholders(1)
Directors and Management(1)
Former Creditors of IHeart Communications, Inc.(1)
iHeartMedia, Inc.
(Delaware)
iHeartMedia Capital II, LLC
(Delaware)
iHeartMedia Capital I, LLC
(Delaware)
iHeartCommunications, Inc.
(Texas)
Guarantors(2)

(1)	The amount of voting securities of iHeartMedia, Inc. held by particular parties cannot be determined until the solicitation of approval of the Plan of Reorganization.
(2)	Subject to customary exceptions, it is expected that all wholly-owned domestic subsidiaries of the Company will guarantee the New Secured Notes.